Armstrong Energy, Inc. Announces Results For The Three Months And Six Months Ended June 30, 2014

- Second quarter revenue totaled $116.3. million on 2.5 million tons sold with year-to-date revenue of $227.2 million on 4.8 million tons sold

- Adjusted EBITDA was $16.4 million in the second quarter and $32.2 million year-to-date

- Available liquidity totaled $82.8 million at June 30, 2014

ST. LOUIS, Aug. 14, 2014 /PRNewswire/ -- Armstrong Energy, Inc. ("Armstrong") today reported coal sales revenue of $116.3 million for the three months ended June 30, 2014, compared to $101.2 million for the three months ended June 30, 2013. Coal sales increased 0.2 million tons to 2.5 million tons in the second quarter of 2014, as compared to the same period of the prior year. Average sales price per ton in the three months ended June 30, 2014 was $46.98 per ton, as compared to $45.18 for the same period of the prior year. Operating income and adjusted earnings before interest, taxes, depreciation, depletion and amortization ("Adjusted EBITDA") for the second quarter of 2014 was $3.9 million and $16.4 million, respectively, as compared to operating income and Adjusted EBITDA for the second quarter of 2013 of $4.0 million and $15.7 million, respectively.

For the six months ended June 30, 2014, Armstrong had revenue of $227.2 million compared to $202.5 million for the six months ended June 30, 2013. Coal sales increased 8.5% to 4.8 million tons in the six months ended June 30, 2014, compared to 4.5 million tons in the same period of the prior year. Average sales price per ton in the six months ended June 30, 2014 was $47.01 per ton, as compared to $45.45 for the same period of the prior year. Operating income and Adjusted EBITDA for the six months ended June 30, 2014 was $6.7 million and $32.2 million, respectively, as compared to operating income and Adjusted EBITDA for the six months ended June 30, 2013 of $5.9 million and $29.3 million, respectively.

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Tons of Coal Sold	2,475	2,241	4,832	4,454
Revenue	$116,287	$101,244	$227,153	$202,466
Adjusted EBITDA (1)	$16,444	$15,725	$32,189	$29,330
Average Sales Price per Ton	$46.98	$45.18	$47.01	$45.45
Cost of Coal Sales per Ton (2)	$38.45	$35.81	$38.35	$36.43

[1]	Non-GAAP measure; please see definition and reconciliation below.

[2]	Includes revenue-based production taxes and royalties; excludes depreciation, depletion, and amortization; asset retirement obligation expenses; and general and administrative costs.

Revenue and tons sold exceeded prior year amounts primarily due to additional production with the completion of the Lewis Creek underground mine in July 2013 that led to additional capacity experienced in the current year. The average sales price per ton is higher in both comparisons primarily due to timing of sales under certain contracts and higher year-over-year pricing.

Costs of coal sales of $95.2 million and $185.3 million for the three and six month periods, respectively, are higher than the comparable periods due to the increase in volume. The higher cost of coal sales per ton is due primarily to geological conditions that led to lower productivity at certain Armstrong mines in the current year.

Production royalties to related parties are amounts earned by Armstrong's affiliate, Thoroughbred Resources, L.P., related to coal reserves Armstrong leases from it. The increase in comparable periods is due to increased production from those leased reserves.

Liquidity

The principal indicators of our liquidity are our cash on hand and availability under our revolving credit facility. As of June 30, 2014, our available liquidity was $82.8 million, comprised of cash on hand of $62.6 million and $20.2 million available under our revolving credit facility.

We believe that existing cash balances, cash generated from operations and availability under our revolving credit facility will be sufficient to meet working capital requirements, anticipated capital expenditures and debt service requirements.

Short-term Outlook

Our anticipated coal sales for 2014 are approximately 9.8 million tons, with substantially all tons currently committed at an average price of $46.81. As of July 31, 2014, Armstrong currently has 8.2 million tons priced and committed for 2015 at an average price of $48.19.

Capital expenditures in 2014 for equipment and land acquisitions are currently expected to be in a range of $18-$19 million with an additional $18-$19 million for mine development costs related to the development of a new underground mine into the West Kentucky #8 seam at our Parkway mine complex.

A conference call regarding Armstrong's second quarter 2014 financial results will be held today at 11:00 eastern time. To participate in the conference call, dial (877) 870-4263 and ask for the Armstrong Energy, Inc. conference call. A replay of the call will also be available in the "investor" section of Armstrong's website at http://www.armstrongenergyinc.com.

About Armstrong Energy, Inc.

Armstrong is a diversified producer of low chlorine, high sulfur thermal coal from the Illinois Basin, with both surface and underground mines. Armstrong controls approximately 570 million tons of proven and probable coal reserves in Western Kentucky and currently operates seven mines. Armstrong also owns and operates three coal processing plants and river dock coal handling and rail loadout facilities which support its mining operations.

Financial Summary

Armstrong Energy, Inc. and Subsidiaries
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenue	$ 116,287	$ 101,244	$ 227,153	$ 202,466
Costs and Expenses:
Cost of coal sales, exclusive of items shown separately below	95,166	80,241	185,285	162,265
Production royalty to related party	2,240	1,967	4,264	4,017
Depreciation, depletion, and amortization	9,731	8,969	19,938	17,765
Asset retirement obligation expenses	500	592	1,008	1,165
General and administrative costs	4,743	5,483	9,989	11,316

Operating income	3,907	3,992	6,669	5,938
Other income (expense):
Interest expense, net	(8,290)	(8,659)	(16,534)	(17,212)
Other, net	245	134	427	245

Loss before income taxes	(4,138)	(4,533)	(9,438)	(11,029)
Income tax provision	—	—	—	—

Net loss	(4,138)	(4,533)	(9,438)	(11,029)
Income attributable to non-controlling interests	—	—	—	—

Net loss attributable to common stockholders	$ (4,138)	$ (4,533)	$ (9,438)	$ (11,029)

Armstrong Energy, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	June 30, 2014	December 31, 2013
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$ 62,589	$ 51,632
Accounts receivable	25,433	24,654
Inventories	12,345	12,683
Prepaid and other assets	2,405	3,669
Deferred income taxes	539	605

Total current assets	103,311	93,243
Property, plant, equipment, and mine development, net	412,064	424,365
Investments	3,237	3,224
Intangible assets, net	134	144
Other non-current assets	24,758	22,577

Total assets	$ 543,504	$ 543,553

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 31,778	$ 27,972
Accrued liabilities and other	17,539	16,234
Current portion of capital lease obligations	1,938	2,497
Current maturities of long-term debt	3,258	4,498

Total current liabilities	54,513	51,201
Long-term debt, less current maturities	197,021	198,186
Long-term obligation to related party	105,166	106,283
Related party payables, net	15,961	7,780
Asset retirement obligations	18,079	17,230
Long-term portion of capital lease obligations	1,271	2,222
Deferred income taxes	539	605
Other non-current liabilities	3,601	3,103

Total liabilities	396,151	386,610
Stockholders' equity:
Common stock, $0.01 par value, 70,000,000 shares authorized, 21,935,226 and 21,933,710 shares issued and outstanding as of June 30, 2014 and December 31, 2013, respectively	219	219
Preferred stock, $0.01 par value, 1,000,000 shares authorized, zero shares issued and outstanding as of June 30, 2014 and December 31, 2013, respectively	—	—
Additional paid-in-capital	238,595	238,799
Accumulated deficit	(90,799)	(81,361)
Accumulated other comprehensive loss	(685)	(737)

Armstrong Energy, Inc.'s equity	147,330	156,920
Non-controlling interest	23	23

Total stockholders' equity	147,353	156,943

Total liabilities and stockholders' equity	$ 543,504	$ 543,553

Armstrong Energy, Inc. and Subsidiaries
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

	Six Months Ended June 30,
	2014	2013
Cash Flows from Operating Activities:
Net loss	$ (9,438)	$ (11,029)
Adjustments to reconcile net income to cash provided by operating activities:
Non-cash stock compensation expense	(117)	290
Income from equity affiliate	(15)	(16)
Gain on settlement of asset retirement obligation	—	(90)
Loss (gain) on disposal of property, plant and equipment	2	(30)
Amortization of original issue discount	365	322
Amortization of debt issuance costs	621	559
Depreciation, depletion and amortization	19,938	17,765
Asset retirement obligation expenses	1,008	1,165
Non-cash activity with related party, net	7,064	4,703
Interest on long-term obligations	(16)	317
Change in operating assets and liabilities:
Increase in accounts receivable	(779)	(2,014)
Decrease (increase) in inventories	338	(3,082)
Decrease in prepaid and other assets	1,317	800
(Increase) decrease in other non-current assets	(2,801)	2,058
Increase in accounts payable and accrued liabilities	5,147	16,511
Increase in other non-current liabilities	498	1,061

Net cash provided by operating activities:	23,132	29,290
Cash Flows from Investing Activities:
Investment in property, plant, equipment, and mine development	(6,843)	(23,372)
Advance to related party	—	(17,500)
Proceeds from disposal of fixed assets	5	255

Net cash used in investing activities	(6,838)	(40,617)
Cash Flows from Financing Activities:
Payment on capital lease obligations	(1,509)	(2,044)
Payment of long-term debt	(3,741)	(2,030)
Payment of financing costs and fees	—	(29)
Repurchase of employee stock relinquished for tax withholdings	(87)	—
Contributions of non-controlling interest	—	4

Net cash used in financing activities	(5,337)	(4,099)

Net change in cash and cash equivalents	10,957	(15,426)
Cash, at the beginning of the period	51,632	60,132

Cash, at the end of the period	$ 62,589	$ 44,706

Adjusted EBITDA
The following table reconciles Adjusted EBITDA to net loss, the most directly comparable GAAP measure:

	Three months ended		Six months ended
	June 30,		June 30,
	2014	2013	2014	2013
Net loss	$(4,138)	$(4,533)	$(9,438)	$(11,029)
Income tax provision	—	—	—	—
Depreciation, depletion and amortization	9,731	8,969	19,938	17,765
Asset retirement obligation expenses	500	592	1,008	1,165
Non-cash production royalty to related party	2,240	1,967	4,264	4,017
Interest expense, net	8,290	8,659	16,534	17,212
Non-cash stock compensation expense	(180)	71	(117)	290
Gain on settlement of asset retirement obligation	—	—	—	(90)

Adjusted EBITDA	$16,444	$15,725	$32,189	$29,330

Adjusted EBITDA is a supplemental measure of our performance that is not required by, or presented in accordance with, accounting principles generally accepted in the United States (GAAP). It is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of our liquidity.

We define "Adjusted EBITDA" as net income (loss) before deducting net interest expense, income taxes, depreciation, depletion and amortization, asset retirement obligation expenses, non-cash production royalty for related party, loss on settlement of interest rate swap, loss on deferment of equity offering, gain on settlement of asset retirement obligations, non-cash stock compensation expense, non-cash charges related to non-recourse notes, gain on deconsolidation, and (gain) loss on extinguishment of debt. We caution investors that amounts presented in accordance with our definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other issuers, because not all issuers and analysts calculate Adjusted EBITDA in the same manner. We present Adjusted EBITDA because we consider it an important supplemental measure of our performance and believe it is useful to an investor in evaluating our company.

Various statements contained in this release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. Our forward-looking statements are generally accompanied by words such as "estimate," "project," "predict," "believe," "expect," "anticipate," "potential," "plan," "goal" or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this release speak only as of the date of this release; we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These and other important factors may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. When considering any forward-looking statements, you should keep in mind the cautionary statements in our SEC filings, including the more detailed discussion of these factors and other factors that could affect our results included in "Risk Factors" in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 25, 2014.

CONTACT: Richard Gist, 314-721-8202, rgist@armstrongcoal.com